Exhibit (99)

OWENS CORNING WORLD HEADQUARTERS
ONE OWENS CORNING PARKWAY
TOLEDO, OHIO 43659
419.248.8000

               For Immediate Release

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Contact:	Dave Dimmer
Corporate Communications
419/248-8421

Owens Corning Reports First Quarter 2003 Results

Toledo, Ohio, April 25, 2003 – Owens Corning (OTC: OWENQ) today reported financial results for the quarter ended March 31, 2003.

For the quarter, the company had net sales of $1.133 billion, compared to net sales of $1.107 billion for the same period in the prior year. Owens Corning reported income from operations of $8 million for the quarter, including charges of $30 million for restructuring and other charges and $32 million of Chapter 11-related charges. For the first quarter of 2002, the company reported $3 million in income from operations, including charges of $12 million for restructuring and other charges and $25 million of Chapter 11-related charges.

For the quarter, the company had a net loss of $1 million. This first quarter net loss compares to a net loss of $447 million for the first quarter of 2002, which included a $491 million ($441 million net of tax) charge for goodwill impairment recorded as a change in accounting principle in connection with the adoption of Statement of Financial Accounting Standards No. 142.

Owens Corning ended the quarter with a cash balance of $701 million.

“We are very pleased with the financial results of our ongoing business operations for the first quarter 2003,” said Dave Brown, Owens Corning's chief executive officer. “However, our reported results continue to be adversely impacted by charges related to our Chapter 11 process and other restructuring costs. Once we emerge from bankruptcy, our reported results should once again more clearly reflect the operational results of our business,” continued Brown.

Owens Corning is a world leader in building materials systems and composite systems. Founded in 1938, the company had sales of $4.9 billion in 2002. Additional information is available on Owens Corning’s Web site at www.owenscorning.com or by calling the company’s toll-free General Information line: 1-800-GETPINK.

On October 5, 2000, Owens Corning and 17 United States subsidiaries filed voluntary petitions for relief under Chapter 11 of the U. S. Bankruptcy Code in the U. S. Bankruptcy Court for the District of Delaware. The Debtors are currently operating their businesses as debtors-in-possession in accordance with provisions of the Bankruptcy Code. The Chapter 11 cases of the Debtors are being jointly administered under Case No. 00-3837 (JKF). The Chapter 11 cases do not include other U. S. subsidiaries of Owens Corning or any of its foreign subsidiaries. The Debtors filed for relief under Chapter 11 to address the growing demands on Owens Corning’s cash flow resulting from the substantial costs of asbestos personal injury liability.

On March 28, 2003, the Debtors, together with the Official Committee of Asbestos Claimants and the Legal Representative for future asbestos personal injury claimants, filed a proposed Amended Joint Plan of Reorganization in the U. S. Bankruptcy Court for the District of Delaware. The Plan is subject to confirmation by the Bankruptcy Court. Under the Plan, as filed, it is expected that all classes of creditors will be impaired. Therefore, the Plan also provides that the existing common stock of Owens Corning will be cancelled, and that current shareholders will receive no distribution or other consideration in exchange for their shares. It is impossible to predict at this time the terms and provisions of any plan of reorganization that may ultimately be confirmed, when a plan will be confirmed, or the treatment of creditors thereunder.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these statements. Further information on factors that could affect the company's financial and other results is included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

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